Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FOURTH QUARTER AND FISCAL 2021 RESULTS

Fourth Quarter Results Reflect Return of Live Events to the Company’s Venues

Tao Group Hospitality Achieves First Profitable Quarter Since Start of Pandemic

MSG Networks Acquisition Completed on July 9, 2021

Company Moves Forward with Greater Scale and Revenue Diversity, As Well As Enhanced Financial Flexibility

NEW YORK, N.Y., August 23, 2021 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fourth quarter and fiscal year ended June 30, 2021.

The fiscal 2021 fourth quarter reflected the return of live events to the Company’s performance venues, following an easing of restrictions during the period. This included Madison Square Garden (“The Garden”) hosting three sold-out New York Knicks home playoff games in May and June, welcoming what was, at that time, the largest indoor crowds to gather in New York State since the start of the pandemic. This was followed by the Foo Fighters, which marked the first sold-out, 100% capacity concert at The Garden since March 2020, and which was one of several events throughout June at the Company’s venues. In addition, last month, the Company officially announced the return of the Christmas Spectacular Starring the Radio City Rockettes production to Radio City Music Hall, with 163 shows scheduled for the 2021 holiday season.

Capacity restrictions were also lifted in several U.S. markets for entertainment dining and nightlife venues in the fiscal fourth quarter, permitting Tao Group Hospitality’s U.S. portfolio – which expanded following its acquisition of Hakkasan Group in April – to operate at 100% capacity by the end of the period. This included Tao Group Hospitality’s two largest markets – Las Vegas, where capacity restrictions were lifted June 1, and New York, where capacity restrictions and social distancing requirements ended June 15. To help venues continue to operate safely at full capacity, municipalities have taken proactive steps to curb the impacts of the pandemic. In Las Vegas and Chicago, mask mandates for indoor public settings were announced in July and August, respectively, and, in New York City, proof of vaccination for all guests dining indoors or attending indoor events was announced earlier this month.

Executive Chairman and CEO James L. Dolan said, “Our Company successfully navigated the challenges of this past fiscal year. And while we continue to operate in a fluid environment, we remain cautiously optimistic as we prepare to meet the pent-up demand for live experiences and, after the MSG Networks acquisition, move forward with greater scale and enhanced financial flexibility to pursue growth opportunities and deliver long-term value for shareholders.”

Results from Operations

Results for the fiscal year ended June 30, 2021 reflect the impact of the COVID-19 pandemic. For fiscal 2021, the Company reported revenues of $180.4 million, as compared to revenues of $762.9 million in the prior year.(1)(2) In addition, the Company had an operating loss of $450.2 million and an adjusted operating loss of $271.0 million in fiscal 2021, compared to an operating loss of $59.8 million and adjusted operating loss of $43.3 million in the prior year.(3)(4)

For the fiscal 2021 fourth quarter, the Company reported revenues of $99.8 million, as compared to $9.0 million in revenues in the prior year quarter. In addition, the Company had an operating loss of $102.4 million and an adjusted operating loss of $70.0 million in the fiscal 2021 fourth quarter, compared to operating income of $94.4 million and an adjusted operating loss of $103.5 million in the prior year quarter.(4)

(1)

Financial results for the fiscal 2020 period from July 1, 2019 to April 17, 2020 are presented in accordance with accounting requirements for the preparation of carve-out financial statements, reflecting the results of the entertainment businesses previously owned and operated by Madison Square Garden Sports Corp. (“MSG Sports”) through its MSG Entertainment business segment, as well as the sports bookings business previously owned and operated by MSG Sports through its MSG Sports business segment. These results reflect the impact of intercompany agreements between the Company and MSG Sports from the date of the spin-off (April 17, 2020) through June 30, 2020 and may not reflect the level of expenses that would have been incurred by the Company had it been a stand-alone company for the period presented.

(2)	Fiscal 2020 operating results include the Forum’s results through May 1, 2020.
(3)	See page 5 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(4)

Fiscal 2020 and fiscal 2020 fourth quarter operating loss results include $105.8 million and $3.6 million, respectively, in impairment charges related to Tao Group Hospitality. Fiscal 2020 and fiscal 2020 fourth quarter operating results include a $240.8 million gain on the sale of the Forum and associated settlements.

Segment Results for the Quarters and Years Ended June 30, 2021 and 2020:

(In millions)	Three Months Ended June 30,			Twelve Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenues:
Entertainment	$31.1	$8.6	264%	$82.3	$585.2	(86)%
Tao Group Hospitality	69.7	1.3	NM	100.2	180.2	(44)%
Other(5)	(1.0)	(0.9)	(10)%	(2.0)	(2.5)	17%

Total Revenues	$99.8	$9.0	NM	$180.4	$762.9	(76)%

Operating Income (Loss):
Entertainment	$(103.2)	$118.2	NM	$(391.0)	$71.0	NM
Tao Group Hospitality	2.9	(20.6)	NM	(29.4)	(102.6)	71%
Other(5)	(2.1)	(3.3)	34%	(29.8)	(28.2)	(6)%

Total Operating Income (Loss)	$(102.4)	$94.4	NM	$(450.2)	$(59.8)	(653)%

Adjusted Operating Income (Loss):
Entertainment	$(79.6)	$(90.2)	12%	$(254.9)	$(44.3)	(476)%
Tao Group Hospitality	9.8	(13.0)	NM	(15.2)	1.5	NM
Other(5)	(0.1)	(0.3)	50%	(0.9)	(0.5)	(89)%

Total Adjusted Operating Income (Loss)	$(70.0)	$(103.5)	32%	$(271.0)	$(43.3)	(526)%

Note: Does not foot due to rounding

(5)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2021 fourth quarter, the Entertainment segment generated revenues of $31.1 million, an increase of $22.6 million, as compared with the prior year period. Revenues this quarter reflect the Company’s various commercial arrangements with MSG Sports. This includes $8.3 million in arena license fee revenues; $3.3 million in revenues from food and beverage sales during New York Knicks and New York Rangers games at The Garden and the Company’s share of MSG Sports merchandise sold at The Garden; as well as a $2.2 million increase in revenues related to the Sponsorship Sales and Service Representation Agreements with MSG Sports. Advertising sales commission revenues from MSG Networks Inc. (“MSG Networks”) increased $4.9 million as compared with the prior year period. In addition, event-related revenues increased $3.5 million primarily due to select events held in the current year quarter as compared to no events in the prior year period.

Fiscal 2021 fourth quarter direct operating expenses of $31.4 million decreased 9%, or $3.0 million, as compared with the prior year quarter. Expenses this quarter reflect the impact of the Company’s spin-off from MSG Sports in the prior year period (see note 1 on previous page), as venue-operating related costs decreased $5.6 million and venue-related signage and sponsorship expenses decreased $1.5 million, primarily due to the impact of carve-out adjustments in the prior year period. These decreases were partially offset by an increase of $2.3 million in expenses associated with hosting Knicks and Rangers games in the current year quarter, pursuant to the Arena License Agreements with MSG Sports, and an increase of $1.8 million in event-related expenses at the Company’s venues.

Fiscal 2021 fourth quarter selling, general and administrative expenses of $83.0 million increased 9%, or $6.7 million, as compared with the prior year quarter. Expenses this quarter reflect an increase in professional fees of $5.9 million as compared with the prior year period, $4.1 million of which was associated with the Company’s acquisition of MSG Networks, and other cost increases. These increases were partially offset by a decrease in employee compensation and related benefits of $10.2 million, which included the impact of severance-related costs attributable to separation agreements in the prior year period.

Fiscal 2021 fourth quarter operating income decreased by $221.4 million to an operating loss of $103.2 million and adjusted operating loss decreased by $10.6 million to an adjusted operating loss of $79.6 million. The decrease in operating income reflects the impact of a $240.8 million gain on the sale of the Forum and associated settlements recorded in the fiscal 2020 fourth quarter. The improved adjusted operating loss primarily reflects the increase in revenues and, to a lesser extent, lower direct operating expenses, partially offset by higher selling, general and administrative expenses.

Tao Group Hospitality

For the fiscal 2021 fourth quarter, the Tao Group Hospitality segment generated revenues of $69.7 million as compared to $1.3 million in the prior year period. The portfolio of venues operated by Tao Group Hospitality prior to the acquisition of Hakkasan Group (which the Company refers to as the “legacy venues”) generated $42.1 million in revenues in the current year quarter as compared to $1.3 million in the prior year period, which reflects the easing of government-mandated capacity restrictions. Tao Group Hospitality acquired Hakkasan Group on April 27, 2021 and, as a result, revenues in the current year quarter included $27.6 million from Hakkasan Group in the post-acquisition period (April 28, 2021 through June 30, 2021).

Fiscal 2021 fourth quarter direct operating expenses of $35.3 million increased by $28.7 million as compared to the prior year quarter. The current year quarter included $12.3 million in direct operating expenses from Hakkasan Group in the post-acquisition period. In addition, employee compensation and related benefits increased $9.8 million, primarily reflecting a staffing increase at the legacy venues, while the cost of food and beverage at legacy venues increased $6.7 million, both as compared with the prior year period.

Fiscal 2021 fourth quarter selling, general and administrative expenses of $26.3 million increased by $17.7 million as compared to the prior year quarter. This primarily reflects $8.0 million in selling, general and administrative expenses from Hakkasan Group in the post-acquisition period; a $3.6 million increase in employee compensation and related benefits; a $1.6 million increase in restaurant expenses and supplies, repairs and maintenance, utilities and general liability insurance; a $1.2 million increase in marketing; and other net increases.

Fiscal 2021 fourth quarter operating income increased by $23.5 million to $2.9 million and adjusted operating income increased by $22.8 million to $9.8 million, both as compared to the prior year quarter. This primarily reflects the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses. Fiscal 2020 fourth quarter operating loss included a net impairment charge of $4.8 million.

Liquidity

As of June 30, 2021, MSG Entertainment’s unrestricted cash balance was $1.17 billion, while MSG Networks’ cash balance was $348.2 million, for a total combined cash position of $1.52 billion.(6)

On a combined basis, the Company’s total debt outstanding as of June 30, 2021 was $1.74 billion.(6) This was comprised of a $1.05 billion term loan at MSG Networks, a $646.8 million term loan at a subsidiary of MSG Entertainment and $43.8 million in credit facilities at Tao Group Hospitality.

MSG Entertainment’s cash balance at quarter-end included $232.9 million in deferred revenue and collections due to promoters, as compared to $193.9 million as of March 31, 2021. The increase in deferred revenue and collections due to promoters primarily reflects advance ticket sales for future events at the Company’s performance venues.

MSG Networks

The Company completed its acquisition of MSG Networks on July 9, 2021. The below is a summary of MSG Networks’ financial results for the fourth quarter and fiscal year ended June 30, 2021 on a standalone basis. MSG Networks’ financial information (along with a reconciliation of operating income to adjusted operating income) for the fourth quarter and fiscal year ended June 30, 2021 can be found starting on page 13 of this press release.

(In millions)	Three Months Ended June 30, 2021	Twelve Months Ended June 30, 2021
Revenues	$166.1	$647.5
Operating income	58.4	262.0
Adjusted operating income	63.8	287.0

For fiscal 2021, MSG Networks generated total revenues of $647.5 million, a decrease of 6% as compared with the prior year. In addition, MSG Networks generated operating income of $262.0 million, a decrease of 11%, adjusted operating income of $287.0 million, a decrease of 11%, and net income of $156.3 million, a decrease of 16%, all as compared with the prior year.

(6)

MSG Entertainment completed its acquisition of MSG Networks on July 9, 2021. The combined cash and debt position of MSG Entertainment and MSG Networks as of June 30, 2021 is presented for illustrative purposes.

For the fiscal 2021 fourth quarter, MSG Networks generated total revenues of $166.1 million, an increase of 9% as compared with the prior year quarter. Affiliation fee revenue decreased $9.7 million, primarily due to the impact of a decrease in subscribers of approximately 7%, an increase in unfavorable affiliate adjustments of $3.8 million and, to a lesser extent, the impact of the previously disclosed nonrenewal with a small Connecticut-based distributor as of October 1, 2020(7), partially offset by the impact of higher affiliation rates.

Advertising revenue increased $22.2 million, as compared with the prior year period, primarily due to sales related to live professional sports telecasts (including playoff games) in the current year quarter as compared to no telecasts in the prior year period due to the cancellation of games during the 2019-20 NBA and NHL seasons. Other revenues increased $1.4 million as compared with the prior year period.

Direct operating expenses of $66.4 million increased 43%, or $20.0 million, as compared with the prior year quarter. The increase reflects higher rights fees expense due to the impact of the cancellation of games during the 2019-20 NBA and NHL seasons in the prior year quarter and, to a lesser extent, the impact of the timing of the 2020-21 NBA and NHL regular seasons and annual contractual rate increases in the current year quarter. These increases were partially offset by the impact in the current year quarter of fewer NHL and NBA games made available for exclusive broadcast by MSG Networks during the NHL and NBA’s shortened 2020-21 regular seasons. In addition, other programming and production-related costs increased as compared to the prior year quarter, primarily due to the impact of professional sports telecasts taking place in the current year quarter versus none in the prior year quarter.

Selling, general and administrative expenses of $39.4 million increased 91%, or $18.7 million, as compared with the prior year quarter. The increase primarily reflects higher advertising and marketing expenses, advertising sales commissions and employee compensation and related benefits as compared with the prior year quarter, as well as $3.3 million of professional fees related to the acquisition of MSG Networks by MSG Entertainment, slightly offset by other net decreases.

Operating income of $58.4 million decreased 30%, or $24.6 million, and adjusted operating income of $63.8 million decreased 30%, or $26.7 million, both as compared with the prior year quarter, primarily due to the increase in direct operating expenses and selling, general and administrative expenses, partially offset by the increase in revenues.

(7)	The approximately 7% year-over-year rate of subscriber decline excludes the impact of the previously disclosed non-renewal with a small Connecticut-based distributor as of October 1, 2020.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. The Company’s two regional sports and entertainment networks, MSG Network and MSG+, deliver a wide range of live sports content and other programming. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Marquee, Lavo, Beauty & Essex, Cathédrale, Hakkasan and Omnia. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with Madison Square Garden Sports Corp., (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, and (vi) gains or losses on sales or dispositions of businesses and associated settlements, which is referred to as adjusted operating income (loss), a non-GAAP measure. In addition to excluding the impact of the items discussed above, the impact of purchase accounting adjustments related to business acquisitions is also excluded in evaluating the Company’s consolidated adjusted operating income (loss). We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance.

On July 9, 2021, we completed our acquisition of MSG Networks Inc. The financial results of MSG Networks will be incorporated in our financial results retrospectively for all periods presented. Certain financial metrics are included in this release, such as adjusted operating income, which is a non-GAAP financial measure. MSG Networks defines adjusted operating income as operating income before (i) depreciation, amortization and impairments of property and equipment and intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits and (iv) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of MSG Networks without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments, including MSG Networks, and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 7 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer Madison Square Garden Entertainment Corp. (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-421-7163 / Conference ID Number 2256668

Conference call replay number is 855-859-2056 / Conference ID Number 2256668 until August 30, 2021

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020
Revenues	$99,784	$8,999	$180,401	$762,936
Direct operating expenses	66,671	41,729	171,924	508,122
Selling, general and administrative expenses	109,120	84,981	322,714	344,637
Depreciation and amortization	26,429	25,100	114,664	104,899
Impairment for intangibles, long-lived assets, and goodwill	—	3,606	—	105,817
Gain on disposal of assets held for sale and associated settlements	—	(240,783)	—	(240,783)
Restructuring charges	—	—	21,299	—

Operating income (loss)	(102,436)	94,366	(450,200)	(59,756)
Other income (expense):
Earnings (loss) in equity method investments	(1,280)	(694)	(6,858)	(4,433)
Interest income	318	751	1,273	17,993
Interest expense	(12,157)	(446)	(35,098)	(2,300)
Miscellaneous expense, net	(2,238)	39,850	51,062	38,855

Income (loss) from operations before income taxes	(117,793)	133,827	(439,821)	(9,641)
Income tax benefit (expense)	(2,002)	(13,732)	9,371	(5,046)

Net income (loss)	(119,795)	120,095	(430,450)	(14,687)
Less: Net loss attributable to redeemable noncontrolling interests	(2,178)	(5,238)	(16,269)	(30,387)
Less: Net loss attributable to nonredeemable noncontrolling interests	151	(1,293)	(2,099)	(1,534)

Net income (loss) attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(117,768)	$126,626	$(412,082)	$17,234

Basic earnings (loss) per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(4.87)	$5.27	$(17.39)	$0.72
Diluted earnings (loss) per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(4.87)	$5.27	$(17.39)	$0.72
Basic weighted-average number of common shares outstanding	24,171	24,019	24,205	23,998
Diluted weighted-average number of common shares outstanding	24,171	24,095	24,205	24,017

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports.

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan and Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.

•	Gains or losses on disposal of assets. This adjustment eliminates the impact of gains or losses from the disposition of assets or businesses.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020
Operating income (loss)	$(102,436)	$94,366	$(450,200)	$(59,756)
Non-cash portion of arena license fees from MSG Sports	(4,286)	—	(13,026)	—
Share-based compensation	9,713	12,896	52,917	42,190
Depreciation and amortization (1)	26,429	25,100	114,664	104,899
Impairment of intangibles, long-lived assets, and goodwill (2)	—	3,606	—	105,817
Restructuring charges	—	—	21,299	—
Gain on disposal of assets held for sale, including associated settlements	—	(240,783)	—	(240,783)
Purchase accounting adjustments	599	1,338	3,334	4,367

Adjusted operating loss	$(69,981)	$(103,477)	$(271,012)	$(43,266)

(1)	Includes depreciation and amortization related to purchase accounting adjustments.
(2)

As a result of operating disruptions due to COVID-19, the Company was required to assess the carrying value of Tao Group Hospitality’s intangible assets, long-lived assets and goodwill. As a result, the Company recorded a non-cash impairment charge of $105,817 associated with Tao Group Hospitality for the twelve months ended June 30, 2020. This charge reflected $88,583 related to goodwill, as well as impairment charges related to Tao Group Hospitality venues of $13,693 for long-lived assets and $3,541 for intangible assets for the twelve months ended June 30, 2020. For the three months ended June 30, 2020, the Company recorded a non-cash impairment charge related to Tao Group Hospitality venues of $3,606. This charge reflected $7,885 related to goodwill, partially offset by net impairment credits related to Tao Group Hospitality venues of $4,279.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

BUSINESS SEGMENT RESULTS

	Three Months Ended June 30, 2021
	Entertainment	Tao Group Hospitality	Other(2)	Total
Revenues	$31,100	$69,664	$(980)	$99,784
Direct operating expenses	31,421	35,303	(53)	66,671
Selling, general and administrative expenses	83,039	26,275	(194)	109,120
Depreciation and amortization	19,801	5,216	1,412	26,429

Operating loss	$(103,161)	$2,870	$(2,145)	$(102,436)
Reconciliation to adjusted operating loss:
Non-cash portion of arena license fees from MSG Sports	(4,286)	—	—	(4,286)
Share-based compensation	8,027	1,686	—	9,713
Depreciation and amortization(1)	19,801	5,216	2,011	27,028

Adjusted operating loss	$(79,619)	$9,772	$(134)	$(69,981)

	Three Months Ended June 30, 2020
	Entertainment	Tao Group Hospitality	Other(2)	Total
Revenues	$8,550	$1,337	$(888)	$8,999
Direct operating expenses	34,382	6,642	705	41,729
Selling, general and administrative expenses	76,352	8,617	12	84,981
Depreciation and amortization	20,396	1,869	2,835	25,100
Impairment for intangibles, long-lived assets, and goodwill	—	4,792	(1,186)	3,606
Gain on disposal of assets held for sale	(240,783)	—	—	(240,783)

Operating income (loss)	$118,203	$(20,583)	$(3,254)	$94,366
Reconciliation to adjusted operating income (loss):
Share-based compensation	11,961	935	—	12,896
Depreciation and amortization(1)	20,396	1,869	4,173	26,438
Impairment for intangibles, long-lived assets, and goodwill	—	4,792	(1,186)	3,606
Gain on disposal of assets held for sale	(240,783)	—	—	(240,783)

Adjusted operating income (loss)	$(90,223)	$(12,987)	$(267)	$(103,477)

(1)	Depreciation and amortization includes other purchase accounting adjustments of $599 and $1,338 for the three months ended June 30, 2021 and 2020, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS (Continued)

(Dollars in thousands)

(Unaudited)

	Year ended June 30, 2021
	Entertainment	Tao Group Hospitality	Other(2)	Total
Revenues	$82,281	$100,166	$(2,046)	$180,401
Direct operating expenses	103,089	66,591	2,244	171,924
Selling, general and administrative expenses	268,705	54,034	(25)	322,714
Depreciation and amortization	80,142	8,955	25,567	114,664
Restructuring charges	21,299	—	—	21,299

Operating loss	$(390,954)	$(29,414)	$(29,832)	$(450,200)
Reconciliation to adjusted operating loss:
Non-cash portion of arena license fees from MSG Sports	(13,026)	—	—	(13,026)
Share-based compensation	47,633	5,284	—	52,917
Depreciation and amortization(1)	80,142	8,955	28,901	117,998
Restructuring charges	21,299	—	—	21,299

Adjusted operating loss	$(254,906)	$(15,175)	$(931)	$(271,012)

	Year ended June 30, 2020
	Entertainment	Tao Group Hospitality	Other(2)	Total
Revenues	$585,208	$180,201	$(2,473)	$762,936
Direct operating expenses	388,643	116,638	2,841	508,122
Selling, general and administrative expenses	282,043	63,049	(455)	344,637
Depreciation and amortization	84,289	8,156	12,454	104,899
Impairment for intangibles, long-lived assets, and goodwill	—	94,946	10,871	105,817
Gain on disposal of assets held for sale	(240,783)	—	—	(240,783)

Operating income (loss)	$71,016	$(102,588)	$(28,184)	$(59,756)
Reconciliation to adjusted operating income (loss):
Share-based compensation	41,227	963	—	42,190
Depreciation and amortization(1)	84,289	8,156	16,821	109,266
Impairment for intangibles, long-lived assets, and goodwill	—	94,946	10,871	105,817
Gain on disposal of assets held for sale	(240,783)	—	—	(240,783)

Adjusted operating income (loss)	$(44,251)	$1,477	$(492)	$(43,266)

(1)	Depreciation and amortization includes other purchase accounting adjustments of $3,334 and $4,367 for the years ended June 30, 2021 and 2020, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,168,760	$906,555
Restricted cash	22,984	17,749
Short-term investments	—	337,192
Accounts receivable, net	85,955	57,184
Net related party receivables	36,378	23,062
Prepaid expenses	60,493	62,127
Other current assets	37,779	22,633

Total current assets	1,412,349	1,426,502
Investments in nonconsolidated affiliates	45,969	52,622
Property and equipment, net	2,099,347	1,646,115
Right-of-use lease assets	268,568	220,328
Amortizable intangible assets, net	171,451	150,426
Indefinite-lived intangible assets	63,801	63,801
Goodwill	77,687	74,309
Other assets	128,169	85,103

Total assets	$4,267,341	$3,719,206

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except per share data)

(Unaudited)

	June 30,
	2021	2020
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$23,933	$17,258
Net related party payables, current	57,616	18,418
Current portion of long-term debt, net of deferred financing costs	5,728	5,429
Accrued liabilities:
Employee related costs	68,242	68,837
Other accrued liabilities	181,636	125,452
Operating lease liabilities, current	68,544	53,388
Collections due to promoters	37,877	31,879
Deferred revenue	209,501	189,308

Total current liabilities	653,077	509,969
Long-term debt, net of deferred financing costs	655,093	28,126
Operating lease liabilities, noncurrent	224,729	174,219
Defined benefit and other postretirement obligations	28,847	26,132
Other employee related costs	15,629	15,591
Collections due to promoters, noncurrent	6,625	—
Deferred tax liabilities, net	11,972	12,450
Other liabilities	73,790	78,279

Total liabilities	1,669,762	844,766

Commitments and contingencies
Redeemable noncontrolling interests	137,834	20,600
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A common stock, par value $0.01 , 120,000 shares authorized; 19,618 and 19,493 shares outstanding as of June 30, 2021 and 2020, respectively	196	195
Class B common stock, par value $0.01, 30,000 shares authorized; 4,530 and 4,530 shares outstanding as of June 30, 2021 and 2020, respectively	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2021 and 2020	—	—
Additional paid-in capital	2,744,866	2,751,318
Retained earnings (accumulated deficit)	(270,146)	141,936
Accumulated other comprehensive loss	(27,120)	(51,857)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,447,841	2,841,637
Nonredeemable noncontrolling interests	11,904	12,203

Total equity	2,459,745	2,853,840

Total liabilities, redeemable noncontrolling interests and equity	$4,267,341	$3,719,206

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$(289,480)	$96,031
Net cash used in investing activities	(84,440)	(389,657)
Net cash provided by (used in) financing activities	633,333	122,938
Effect of exchange rates on cash, cash equivalents and restricted cash	8,027	2,927

Net increase (decrease) in cash, cash equivalents and restricted cash	267,440	(167,761)
Cash, cash equivalents and restricted cash at beginning of period	924,304	1,092,065

Cash, cash equivalents and restricted cash at end of period	$1,191,744	$924,304

APPENDIX

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$166,055	$152,114	$647,510	$685,797
Direct operating expenses	66,362	46,350	262,859	282,837
Selling, general and administrative expenses	39,377	20,656	115,339	100,829
Depreciation and amortization	1,872	2,040	7,335	7,163

Operating income	58,444	83,068	261,977	$294,968
Other income (expense):
Interest income	503	500	1,949	4,234
Interest expense	(4,895)	(6,156)	(20,215)	(36,324)
Debt refinancing expense	—	—	—	(2,764)
Other components of net periodic benefit cost	(206)	(256)	(826)	(1,030)
Miscellaneous income	—	—	1,252	—

	(4,598)	(5,912)	(17,840)	(35,884)

Income from operations before income taxes	53,846	77,156	244,137	259,084
Income tax expense	(19,692)	(21,236)	(87,866)	(73,863)

Net income	$34,154	$55,920	$156,271	$185,221

Earnings per share:
Basic	$0.59	$0.98	$2.72	$2.93
Diluted	$0.59	$0.97	$2.70	$2.92
Weighted-average number of common shares outstanding:
Basic	57,505	57,062	57,394	63,172
Diluted	58,283	57,357	57,901	63,515

APPENDIX

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release with respect to MSG Networks Inc.’s financial results:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under MSG Networks Inc.’s employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating income	$58,444	$83,068	$261,977	$294,968
Share-based compensation expense	3,450	5,383	17,667	19,235
Depreciation and amortization	1,872	2,040	7,335	7,163

Adjusted operating income	$63,766	$90,491	$286,979	$321,366

APPENDIX

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$348,232	$196,837
Accounts receivable, net	98,658	105,549
Related party receivables, net	35,297	14,190
Prepaid income taxes	2,813	461
Prepaid expenses	6,952	11,063
Other current assets	8,194	4,541

Total current assets	500,146	332,641
Property and equipment, net	7,717	8,758
Amortizable intangible assets, net	26,823	30,283
Goodwill	424,508	424,508
Operating lease right-of-use assets	12,011	17,153
Other assets	41,864	37,460

Total assets	$1,013,069	$850,803

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$2,711	$2,115
Related party payables	5,294	1,472
Current portion of long-term debt	48,245	37,229
Current portion of operating lease liabilities	4,879	5,492
Income taxes payable	2,527	641
Accrued liabilities:
Employee related costs	23,611	14,187
Other accrued liabilities	29,135	10,116
Deferred revenue	150	2,753

Total current liabilities	116,552	74,005
Long-term debt, net of current portion	995,535	1,043,780
Long-term operating lease liabilities	8,827	13,780
Defined benefit and other postretirement obligations	25,332	25,860
Other employee related costs	5,564	5,149
Other liabilities	1,473	1,536
Deferred tax liability	241,253	239,542

Total liabilities	1,394,536	1,403,652
Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 43,460 and 43,122 shares outstanding as of June 30, 2021 and 2020, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2021 and 2020	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	20,940	12,731
Treasury stock, at cost, 20,799 and 21,137 shares as of June 30, 2021 and 2020, respectively	(450,053)	(457,363)
Retained earnings (accumulated deficit)	54,999	(100,792)
Accumulated other comprehensive loss	(8,132)	(8,204)

Total stockholders’ deficiency	(381,467)	(552,849)

Total liabilities and stockholders’ deficiency	$1,013,069	$850,803

APPENDIX

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Twelve Months Ended
	June 30,
	2021	2020
Net cash provided by operating activities	$195,896	$210,032
Net cash used in investing activities	(3,853)	(2,814)
Net cash used in financing activities	(40,648)	(236,804)

Net increase (decrease) in cash and cash equivalents	151,395	(29,586)

Cash and cash equivalents at beginning of period	196,837	226,423

Cash and cash equivalents at end of period	$348,232	$196,837

Capitalization

June 30,
2021
Cash and cash equivalents	$348,232
Credit facility debt(a)	1,047,750

Net debt	$699,518

Reconciliation of operating income to AOI for the trailing twelve-month period(b)
Operating income	$261,977
Share-based compensation expense	17,667
Depreciation and amortization	7,335

Adjusted operating income	$286,979

Leverage ratio(c)	2.4x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve-month period.
(c)	Represents net debt divided by adjusted operating income for the trailing twelve-month period, which differs from the covenant calculation contained in MSG Networks Inc.’s credit facility.